EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77Q1:
  Exhibits
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

EXHIBIT A:
Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of The India Fund, Inc.

In planning and performing our audit of the financial statements of The India Fund, Inc.(the "Company") for the year ended December 31, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Company is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). A material weakness, for purposes of this report, is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2004.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
300 Madison Avenue
New York, New York 10017
February 14, 2005





EXHIBIT B:
ATTACHMENT 77.Q1(e)
EXECUTION COPY

             AMENDED AND RESTATED COUNTRY ADVISORY AGREEMENT

                       Advantage Advisers, Inc.
                           200 Park Avenue
                             24th Floor
                      New York, New York 10166

                                                      October 26, 2004

Imperial Investment Advisors Private Limited
Taj President - Mumbai
Room No. 802
90, Cuffe Parade
Mumbai - 400 005
India

Dear Sirs:

This will confirm that the amended and restated
agreement among the undersigned (the "Investment Manager") and you (the "Country Adviser") is as follows:
1.	The Investment Manager has been employed pursuant
to an amended and restated management agreement dated and effective as of October 26, 2004 between an investment company (the "Company") registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Investment Manager (the "Management Agreement"). The Company engages in the business of investing and reinvesting its assets in the manner and in accordance with the investment objective and limitations specified in the Company's articles of incorporation, as amended from time to time in the registration statement on Form N-2, as in effect from time to time, and in such manner and to such extent as may from time to time be authorized by the Board of Directors of the Company. Copies of the documents referred to in the preceding sentence have been furnished to the Country Adviser. Any amendments to these documents shall be furnished to the Country Adviser.
2.	Subject to the approval by the Company, the
Investment Manager engages the Country Adviser on an independent contractor relationship basis to: (a) provide and procure statistical and factual information and research regarding economic and political factors and trends in India and its surrounding region and (b) provide or procure research and statistical data in relation to investing and other opportunities in India and its surrounding region. The Country Adviser will not make any investment decisions with respect to the Company.
3.	The Country Adviser shall, at its expense,
provide office space, office facilities and personnel reasonably necessary for performance by it of the services to be provided by the Country Adviser pursuant to this Agreement.
4.	The Country Adviser may contract on its own
behalf with or consult with such banks, other securities firms, brokers or other parties without additional expense to the Company, as it may deem appropriate regarding research and statistical data or otherwise.
5.	In consideration of the services to be rendered
by the Country Adviser under this Agreement, the Investment Manager shall pay the Country Adviser a monthly fee in United States dollars on the fifth business day of each month for the previous month at an annual rate of 0.10% of the Fund's average weekly net assets. If the fee payable to the Investment Adviser pursuant to this paragraph 5 begins to accrue before the end of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.
6.	The Country Adviser represents and warrants that
it will be duly registered and authorized as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and the Country Adviser agrees to maintain effective all requisite registrations, authorizations and licenses, as the case may be, until termination of this Agreement.
7.	This Agreement shall continue in effect until
June 4, 2005 and shall continue in effect thereafter for successive annual periods, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Company's outstanding voting securities (as defined in the 1940 Act) or by the Company's Board of Directors and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Company's directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party. Notwithstanding the above, this Agreement (a) may nevertheless be terminated at any time, without penalty, by the Company's Board of Directors, by vote of holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Company or by the Investment Manager upon 60 days' written notice delivered to each party hereto and (b) shall automatically be terminated in the event of its assignment (as defined in the 1940 Act). Any such notice shall be deemed given when received by the addressee.
8.	Nothing herein shall be deemed to limit or
restrict the right of the Country Adviser, any affiliate of the Country Adviser or any employee of the Country Adviser to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association. Nothing herein shall be construed as constituting the Country Adviser an agent of the Investment Manager or the Company.
9.	This Agreement shall be governed by the laws of
the State of New York; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.
10.	Notices.  Any notice hereunder shall be in
writing and shall be delivered in person or by telex or facsimile (followed by delivery in person) to the parties at the addresses set forth below.


If to the Country Adviser:

Imperial Investment Advisors Private Limited
Taj President - Mumbai
Room No. 802
90, Cuffe Parade
Mumbai - 400 005
India
Attn:	Barbara Pires
	Director

If to the Investment Manager:

Advantage Advisers, Inc.
200 Park Avenue
24th Floor
New York, New York 10166
Attn:	Bryan McKigney
	Managing Director

or to such other address as to which the recipient shall have informed the other party in writing.
Unless specifically provided elsewhere, notice given
as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by facsimile and mail, on the date on which such facsimile is sent or mailed.
11.	Counterparts.  This Agreement may be executed in
two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
If the foregoing correctly sets forth the agreement between the Investment Manager and the Country Adviser, please so indicate by signing and returning to the Investment Manager the enclosed copy hereof.

                          Very truly yours,
                          ADVANTAGE ADVISERS, INC.
                          By:    /s/ Bryan McKigney
                          Name:  Bryan McKigney
                          Title:  Managing Director


ACCEPTED:
IMPERIAL INVESTMENT ADVISORS
PRIVATE LIMITED

By:    /s/ Barbara Pires
Name:  Barbara Pires
Title: Director